Exhibit 10.1

October 1, 2019

Joseph H. Ceryanec

Re:	Notice Regarding Retention Period

Dear Joe:

Meredith Corporation (“Meredith” or the “Company”) has accepted your notice of intent to retire and is pleased that you have agreed to continue your employment on the same terms as your existing arrangement through January 31, 2020, or such other date as the parties may agree (the “Retention Period”). This letter provides you with notice of certain benefits for which you are eligible if you remain employed through the end of the Retention Period.

1.Retention Period. During the Retention Period, you are eligible to continue employment on the same terms and conditions as your current arrangement with the Company and will retain your current title of Chief Financial Officer. As a regular employee, you will continue to be eligible for standard Company benefits available to similarly situated employees (pursuant to the terms and conditions of the benefit plans and applicable policies) for the Retention Period. During the Retention Period you are expected to continue to perform your regular duties and such other duties assigned to you by the Company. The Company anticipates that your employment will end, and your retirement will commence, at the end of the Retention Period.
2.Severance at the End of the Retention Period. If you remain employed through the last day of the Retention Period, and provided the Company has no basis to terminate you for “Cause” (as that term is defined in your June 1, 2015 Employment Agreement (the “Employment Agreement”)), then the Company will treat your retirement like a termination without Cause effective as of the last day of the Retention Period. Thereafter, if you (i) execute and deliver to the Company the Separation Agreement presented by the Company to you as of your last day of employment, which will be substantially in the form attached hereto as Exhibit A (the “Draft Separation Letter”); (ii) comply with the requirements for severance under the Employment Agreement and the Separation Letter, and (iii) remain in compliance with your continuing obligations to the Company set forth in Section 6 of your Employment Agreement then the Company will provide you with the severance benefits set forth in Section 5.2 of your Employment Agreement (the “Employment Agreement Severance Benefits”).
3.Additional Severance Benefits. In addition to the Employment Agreement Severance Benefits, if you satisfy the requirements described in Paragraph 2 above, then the Company will provide you with the additional severance benefits described in Sections 2(b), 2(e) and 2(f) of the Draft Separation Letter. The collective severance benefits described in Section 2 of the Draft Separation Letter are referred to herein as the “Severance Benefits.”
4.Early Termination by the Company. The Company has no present intention of terminating your employment prior to the end of the Retention Period. If the Company terminates your employment prior to that date, your eligibility for Severance Benefits is as follows:

a.    By the Company without Cause. The Company has the right to terminate your employment, without Cause, prior to the last day of the Retention Period. In the event that the Company terminates your employment without Cause prior to the last day of the Retention Period you will be eligible to receive the Severance Benefits provided you satisfy the requirements set forth in Paragraph 2 of this letter.
b.     By the Company for Cause. The Company has the right to terminate you immediately for Cause. In the event that the Company terminates your employment for Cause, then you will not be eligible for the Severance Benefits (including, but not limited to, the Employment Agreement Severance Benefits) or any other severance benefits.
c.    Resignation by You. In the event that you resign before the last day of the Retention Period), then you will not be eligible for the Severance Benefits (including but not limited to the Employment Agreement Severance Benefits) or any other severance benefits.
5.Employment Status. Your employment with the Company continues to be at-will and nothing in this letter changes that status.
6.Compliance with Obligations to the Company. During the Retention Period and thereafter, you will continue to be bound by the obligations set forth in Section 6 of the Employment Agreement and any other agreement between you and the Company not to use or disclose any confidential or proprietary information of the Company and/or to refrain from certain solicitation and competitive activities, which agreement(s) remains in full force and effect. You will continue to be expected to abide by the Company’s rules and policies, as may be implemented or changed from time to time in the Company’s sole discretion.
Please acknowledge your receipt of this letter below and return to Dina Nathanson (dina.nathanson@meredith.com) within ten (10) days.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation during the Retention Period.
Sincerely,
/s/Dina Nathanson

Dina Nathanson
SVP / Human Resources

ACKNOWLEDGED & AGREED:
/s/Joseph Ceryanec
Joseph H. Ceryanec

October 1, 2019
Date

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

EXHIBIT A

[January 31, 2020]

Joseph H. Ceryanec

Re:    Separation Agreement and General Release

Dear Joe:

This confirms our understanding and agreement with respect to the terms and conditions associated with Your retirement from Your employment from Meredith Corporation (“Meredith” or the “Company”). Your employment with Meredith ended on [January 31, 2020] (“Last Day of Employment”).
1.Regardless of whether You sign this Agreement, Meredith will pay the following items, less applicable withholdings and deductions, consistent with applicable payroll practices: (1) Your salary or wages through Your Last Day of Employment; and (2) Your earned but unused vacation time as of Your Last Day of Employment.
2.In return for the General Release You provide in Paragraph 3 below and the other promises and representations You make in this Agreement:
a)Meredith agrees to pay You, on a regular payday basis, the equivalent of Your biweekly base salary as of Your Last Day of Employment, minus applicable withholdings and deductions (“Separation Pay”) for a period of eighteen (18) months (“Separation Pay Period”). Each Separation Pay payment is a “separate payment” for Section 409A purposes, and if Your Separation Pay and/or the aforementioned Separation Pay Period exceed the limits for separation pay under Section 409A of the Internal Revenue Code, then Meredith may accelerate any payment as necessary, in the discretion of Meredith, to avoid such payments constituting deferred compensation under Section 409A.
b)You will receive career transition services or similar outplacement or board search services for a 12-month period.
c)You shall be deemed to have met the age and service vesting requirements specified in Section 2.4 of the Meredith Supplemental Benefit Plan and the Meredith Replacement Benefit Plan, or successors thereto.
d)All awards of restricted stock units and stock options (including the 25,454 RSUs and 173,000 stock options previously granted to You) shall automatically vest, and stock options shall be exercisable for the full unexpired term of the option, which, for the avoidance of doubt, for each option, shall be ten (10) years from the relevant grant date for such option.

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

e)Meredith will pay You a lump sum payment in the amount of $1,250,139, minus applicable withholdings and deductions, to satisfy any and all claims associated with payments under Meredith’s Management Incentive Plan, Cash Long Term Incentive Program, and any other cash incentive or bonus plan(s) or program(s) (the “MIP/LTIP Payment”), within fifteen (15) calendar days following the date this Agreement takes effect in accordance with Paragraph 15 below, provided that if any portion of the MIP/LTIP payment constitutes deferred compensation and is not otherwise exempt from the application of Section 409A, such deferred compensation portion of the MIP/LTIP payment will be made on the date that is six months and one day after the date of Your separation from service under Section 409A. By making this payment, Meredith does not acknowledge You are otherwise entitled to this payment under any incentive, commission, or other bonus plan(s), and makes this payment in its sole discretion in exchange for the promises herein.
f)Regardless of whether You sign this Agreement, You will be afforded Your rights, if any, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue Your medical, dental and vision insurance following termination of employment, and, if elected by You, COBRA benefits become effective the month following Your Last Day of Employment. In addition, if You are otherwise eligible for COBRA benefits and You elect to receive those benefits, and if this Agreement becomes effective under Paragraph 15, then provided You continue to pay the amounts that active Meredith employees pay toward applicable medical, dental and vision insurance coverage, Meredith will pay the remainder of Your medical, dental and vision COBRA premiums during the Separation Pay Period. Meredith will cease its contributions toward any COBRA premiums at the earlier of: (1) the end of the Separation Pay Period; (2) when You cease making Your contributions toward the premiums; or (3) You are no longer eligible for, or are no longer receiving, Separation Pay or COBRA insurance coverage (“Subsidy Period”). At the conclusion of the Subsidy Period, You shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. The Subsidy Period shall count toward any period for which Meredith is required to offer COBRA coverage to You or Your dependents.
g)You will be entitled to indemnification pursuant to Article XII of the Bylaws of the Company as a former officer of the Company to the same extent you would be entitled to indemnification as an active director, officer, or employee of the Company. Pursuant to Section 5.6 of the Employment Agreement, dated May 13, 2015, by and between Meredith and You, Meredith will maintain Your coverage under such directors’ and officers’ liability insurance policies as shall from time to time be in effect for active officers and employees for not less than six years following Your Last Day of Employment.
h)You acknowledge and represent that, except as expressly provided in this Agreement, You will not receive any additional compensation, severance, or benefits after Your Last Day of Employment.
i)You further acknowledge and represent that the consideration provided by Meredith in this Agreement is adequate and satisfactory in exchange for the General Release provided by You in Paragraph 3 below and for the other commitments You make to Meredith in this Agreement.
j)In the event this Agreement does not take effect (as provided in Paragraph 15), Meredith shall have no obligation to provide You with the Separation Pay and benefits set forth

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

in Paragraph 2 and You will be required to return to and/or reimburse Meredith for such pay or benefits paid to You or on Your behalf, if any.
3.General Release. In exchange for the Separation Pay and benefits set forth in Paragraph 2, You hereby unconditionally agree to the following:
a)You hereby agree to release, acquit, and forever discharge: Meredith; all of its affiliates, predecessors, successors, and assigns; all of their current and former directors, officers, trustees, employees, agents, representatives, and attorneys; any persons acting by, through, under, or in concert with any of them; and all successors and assigns thereof (collectively, “Released Parties”) from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), which arose in whole or in part from Your employment with Meredith or separation therefrom, and any other dealings of any kind between You and Meredith and/or any officer, director, agent or employees of Meredith, which have transpired prior to the execution of this Agreement (collectively “Claims”), including but not limited to, any and all Claims under the Age Discrimination in Employment Act, codified at Chapter 14 of Title 29 of the United States Code, 29 U.S.C. § 621-634 (the “ADEA”), as amended by the Older Workers Benefits Protection Act (“OWBPA”); Employee Retirement Income Security Act of 1974, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act and Fair Labor Standards Act, as amended, and any other applicable wage payment laws; the Americans with Disabilities Act; the Family and Medical Leave Act and any applicable state family and medical leave laws; the Consolidated Omnibus Budget Reconciliation Act; any other applicable federal or state civil rights or anti-discrimination laws or regulations; any applicable municipal civil rights ordinance; any express or implied contract right; any cause of action alleging defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress or promissory estoppel; and any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, whether or not involving alleged continuing violations. You are not releasing any right of indemnification and advancement (if any) You may have for actions within the course and scope of Your employment with Meredith under applicable law, Your indemnification agreement and any applicable policies of Meredith. If any Claims are not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such Claims in which any of the Released Parties is a party. Notwithstanding the foregoing, You are not waiving any Claims or rights (i) that may arise after the date that You sign this Agreement, including under the ADEA as amended by the OWBPA, (ii) for breach or enforceability of this Agreement, (iii) for reimbursement of business expenses incurred on behalf of Meredith under its expense reimbursement policies, or (iv) that controlling law clearly states may not be released by private settlement, such as, but not limited to, claims for unemployment insurance or Worker’s Compensation benefits for job-related illness or injury.
b)You hereby waive any right to receive personal relief as a consequence of any Claims filed with or by the Equal Employment Opportunity Commission or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Released Parties, as permitted by law. However, You acknowledge nothing in this Agreement limits Your right to receive a

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

monetary award for information provided to the Securities and Exchange Commission or under the whistleblower statutes administered by the Occupational Safety and Health Admiration (“OSHA”).
c)You hereby agree to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that You or anyone else on Your behalf has filed or commenced against Meredith or any of the other Released Parties with respect to any matter involving Your employment with Meredith, Your separation from employment with Meredith, or any other matter that is the subject of this Release.
d)This Agreement does not abrogate Your existing rights under any Meredith benefit plan or any plan or agreement related to equity ownership in Meredith; however, it does waive, release and forever discharge Claims existing as of the date You execute this Agreement involving Meredith’s alleged unlawful or wrongful treatment of You under such benefit plan, plan or agreement of which You are aware.
4.Nothing in this Agreement is intended to precede, limit, or interfere with the ability of either You or Meredith to engage in lawfully protected activity, including consulting legal counsel; providing testimony pursuant to a subpoena or notice of deposition or as otherwise required by law; or You filing a charge or complaint reporting possible violations of any law or regulation to, making disclosures to (including providing documentation) or communicating with, and/or participating in any investigation or proceeding conducted by any federal, state, or local government agency without prior notice to Meredith, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Securities and Exchange Commission, OSHA, and/or any other governmental authority charged with the enforcement of any laws, and such will not be a breach of this Agreement. You also understand that nothing in this Agreement shall be interpreted or enforced in a manner that would interfere with Your rights under the National Labor Relations Act (“NLRA”), if any.
5.Notwithstanding any other provision of this Agreement, You will retain all rights to vested benefits, if any, under the Meredith Employees’ Retirement Income Plan and the Meredith Savings and Investment Plan in accordance with the terms of those plans.
6.You acknowledge and agree that You have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which You are eligible. You further acknowledge that all, if any, known workplace injuries or occupational diseases were timely reported to Meredith and that currently You have no known workplace injuries or occupational diseases that have not been reported.
7.Except as provided in Paragraph 4, You agree not to use, disclose, or cause to be disclosed, and to use Your best efforts to prevent disclosure of, directly or indirectly, without the prior written consent of the CEO of Meredith, Meredith’s proprietary and other business documents, records, and information (whether or not constituting a Trade Secret under applicable law), including but not limited to personnel or financial records and information, of which You became aware through Your employment with Meredith and which has value to Meredith and is not generally known to its competitors or the general public ( “Confidential Information”). You represent and warrant that You have returned to Meredith all Confidential Information obtained by You prior to Your Last Day of Employment, and all other files, documents, papers and other property of Meredith, and have not made, allowed to be made, caused to be made or maintained any copies, in any media, including but not limited to documents,

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

computer disks or tapes, or any other storage medium, of any Confidential Information, or other files, documents, papers or other property of Meredith. Notwithstanding the above, You understand that You have immunity from criminal or civil liability for disclosure of a trade secret: (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) in a lawsuit against Meredith for retaliation for reporting a suspected violation of law, You may disclose a trade secret to Your attorney and use the trade secret information in the court proceeding, if You file under seal any document containing the trade secret, and do not disclose the trade secret except pursuant to court order.
8.Meredith agrees not to actively contest any claim for unemployment benefits You may make after Your Last Day of Employment. However, You acknowledge and understand that Meredith will report truthful and accurate information regarding Your separation in response to any request from a federal and/or state government agency in accordance with applicable law. You further acknowledge and understand that Meredith cannot guarantee that You will receive unemployment benefits, as that decision is made by applicable government agencies and not by Meredith.
9.Except as provided in Paragraph 4, You covenant and agree that You will not disclose the terms of this Agreement to any person except (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Agreement; or (d) as required by law or court order, provided that You give Meredith enough advance notice prior to any disclosure pursuant to subsection (d) to intervene or take action as appropriate. You acknowledge Your obligation under Section 6.3 of Your Employment Agreement to cooperate with Meredith in the truthful and honest prosecution and/or defense of any matter in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred and approved in advance by Meredith) including, without limitation, being available to participate in any proceeding involving any of the Released Parties, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing documents and information within Your possession and control.
10.You acknowledge that in the event You were to violate the terms of this Agreement the damages incurred by Meredith would be extremely difficult to calculate and that Meredith may not be reasonably or adequately compensated in damages in an action at law in the event of such breach. Accordingly, You agree that should there be a violation or attempted or threatened violation of this Agreement, Meredith or any of the Released Parties may apply for and obtain an injunction to restrain such violation or attempted or threatened violation, and that the right to said injunction is necessary for the protection and preservation of Meredith’s and/or the Released Parties’ rights. Such injunctive relief shall be in addition to any other rights and remedies Meredith or the Released Parties may have against You arising from any breach of this Agreement.
11.You acknowledge You continue to be bound by the terms of any prior agreement between You and Meredith regarding the assignment of intellectual property, non-competition, non-interference, non-solicitation, and confidentiality, including those restrictive covenants contained in Your Employment Agreement dated June 1, 2015. You continue to be subject to such Meredith policies, as may be adopted, amended and modified from time to time that are applicable to former officers. You acknowledge this Agreement otherwise supersedes any and all previous agreements between You and Meredith, and that Meredith has made no promise to You other than what is written in this Agreement,

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

with respect to the subject matter referred to in this Agreement. You further acknowledge that all rights and obligations under this Agreement shall be binding upon and be granted only to You, Your heirs, legatees and legal representatives and to Meredith and each of the other Released Parties and their respective successors, assigns, heirs, legatees and legal representatives. You also agree not to assign or transfer any rights or obligations under this Agreement. If a court of competent jurisdiction finds that any portion of this Agreement is illegal or invalid, that portion will be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining portion will not be affected.
12.By entering into this Agreement, neither Meredith nor You claim or admit to any liability or wrongdoing and each denies that it has any liability to the other or has acted wrongly toward the other.
13.Except as provided in Paragraph 4, You agree not to make any public disparaging statements about Meredith, and its employees, officers, or directors. In turn, Meredith shall instruct its officers and directors not to make any public disparaging statements about You. Notwithstanding the forgoing, both You and Meredith will respond accurately and fully to any question, inquiry or request for information when required by legal process. Meredith agrees, in response to any request submitted to Human Resources for references regarding Your employment with Meredith, to the extent possible, Meredith will release only the dates of Your employment and the title of the last position You held with Meredith.
14.You and Meredith agree that the laws of the State of Iowa shall govern the interpretation and performance of this Agreement, and that any lawsuit regarding this Agreement may be brought only in a court of competent jurisdiction within the State of Iowa.
15.Regarding the ADEA and OWBPA, You acknowledge, understand, agree, and/or declare the following:
a)You are releasing all Claims under the ADEA and OWBPA that may exist as of the date of this Agreement.
b)Meredith provided You with a copy of this Agreement before You signed it and You have carefully read and fully understand the Agreement, and knowingly and voluntarily have decided to enter into this Agreement, after having had a reasonable time to consider it.
c)Meredith hereby advises You to consult with and have this Agreement reviewed by an attorney before You sign it.
d)In exchange for waiving any rights or Claims, including rights or Claims under the ADEA, You have received valid and sufficient consideration pursuant to this Agreement, and such consideration is in addition to anything of value to which You already were entitled.
e)You have been given a period of more than twenty-one (21) calendar days within which to consider this Agreement. If You sign this Agreement before the more than 21 days expires, You are knowingly and voluntarily waiving the remainder of the more than 21-day consideration period. The Company has not made any threats or promises to induce You to sign this Agreement before the end of the more than 21-day period. You agree with Meredith that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

f)You may revoke this Agreement for a period of seven (7) calendar days following the date You signed the Agreement, and the Agreement will not become effective or enforceable until the revocation period has expired. If You choose to revoke the Agreement, You must notify Meredith in writing, and personally deliver the notice or deposit it in the United States Mail, postage prepaid, certified, or registered mail, return receipt requested, addressed to: Meredith Corporation, Corporate Benefits, 1716 Locust Street, Des Moines, Iowa 50309.
g)If You do not execute this Agreement after the Last Day of Employment but before [February 21, 2020], or if You revoke this Agreement before the expiration of seven (7) days after executing it, the Agreement will not become effective or enforceable, and You will not be entitled to receive any payments or benefits provided under this Agreement.
If this Agreement is acceptable to You, please sign below after the Last Day of Employment but before [February 21, 2020] and return it to the undersigned within that timeframe.

DRAFT SEVERANCE AGREEMENT TO BE PRESENTED AT THE END OF THE RETENTION PERIOD

Accepting the terms of this Agreement, and intending to be bound by its terms, You and Meredith have signed this Agreement as of the dates shown below.

Joe Ceryanec _________________________________ Date: ____________________________	Meredith Corporation By:________________________________ Date: ______________________________